Exhibit 3.11

DOÑA NATALIA BUTRAGUEÑO RODRIGUEZ-BORLADO, Secretario del Consejo de Administración de SANTANDER FINANCE PREFERRED, S.A., Unipersonal ,

CERTIFICO

Que la reunión de la Junta General Universal de Accionistas de la Sociedad, celebrada en el domicilio social, el día 7 de Noviembre de dos mil cinco, con asistencia del único Accionista que representa la totalidad del capital suscrito y desembolsado, bajo la Presidencia de D. JOSÉ ANTONIO SOLER RAMOS, y con la Secretaría de doña Natalia Butragueño Rodríguez-Borlado, se adoptaron, por unanimidad los siguientes acuerdos, incluidos en el Orden del Día, que fue así mismo aprobado por unanimidad:

2.- AUMENTO DEL CAPITAL SOCIAL.

Aumentar el Capital social en la cantidad de NOVENTA MIL TRESCIENTOS (90.300) euros y hasta la suma de CIENTO CINCUENTA MIL QUINIENTOS (150.500) euros mediante la emisión de NOVECIENTAS TRES nuevas acciones nominativas de la misma clase y serie que las existentes de CIEN euros de valor nominal cada una de ellas y numeradas correlativamente del 602 al 1.505 ambos inclusive, que han de desembolsarse mediante aportaciones dinerarias.

Las nuevas acciones son íntegramente suscritas y desembolsadas por el socio único BANCO SANTANDER CENTRAL HISPANO, S.A.

Tras el aumento del capital social el artículo SEXTO de los Estatutos Sociales queda con la siguiente redacción:

ARTICULO 6. El capital social se fija en CIENTO CINCUENTA MIL QUINIENTOS  (150.500) euros. Dicho capital está dividido y representado por MIL QUINIENTAS CINCO acciones ordinarias, nominativas y de una sola serie, de CIEN (100) euros de valor nominal cada una de ellas, numeradas del uno (1) al MIL QUINIENTOS CINCO (1505) ambos inclusive. Todos los títulos se hallan suscritos y desembolsados.

3.- FACULTADES PARA ELEVAR A PÚBLICO.

Se faculta a cualquiera de los miembros del Consejo de Administración para que por sí sólo pueda elevar a público los acuerdos adoptados.

Asimismo CERTIFICO

Que el Acta de la Sesión de la Junta Universal y Extraordinaria de Accionistas fue aprobada por unanimidad y firmada una vez finalizada la misma por el Secretario con el Visto Bueno del Señor Presidente y por el representante del accionista asistente, titular de la totalidad del capital suscrito y desembolsado de la sociedad.

Y para que así conste a los oportunos efectos, expido y firmo la presente certificación con el Visto Bueno del Señor Presidente, en Madrid, a  15 de  Noviembre  de 2005.

La Secretario del Consejo                      VºBº El Presidente.- José Antonio Soler Ramos